Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 18, 2013

ipath Exchange Traded Notes ETN Fundamentals Exchange Traded Notes (ETNs) have become increasingly popular investment instruments, providing single-trade access to hard-to-reach exposures including commodities, volatility, and other investment strategies. What is an ETN? How can investors use ETNs? An Exchange Traded Note (ETN) is a debt security that can be Diversification7 bought and sold on an exchange. An ETN provides investors with a Portfolio completion return linked to the performance of an underlying index, less fees Execute tactical views and applicable costs. Interest rate management Hedging What are characteristics of an ETN? Debt securities1 that offer access to a range of exposures What are the key considerations of an ETN?8 including commodities, currencies, equities, fixed income, Market Performance. The return of an ETN is linked to the and other strategies performance of an index, less fees and applicable costs. The May be bought/sold on an exchange throughout the trading day index may rise or fall depending on market conditions, affecting May be bought/sold short2 in margin accounts the value of the investment return. Investors may lose some or Offer daily redemption capabilities directly to the issuer3 all of their investment in the ETN. Provide minimal or no tracking error to their specified underlying index4 Traded on Exchange. As an exchange-traded product, an ETN can Other than currency ETNs, capital gains or losses generally are be bought and sold daily on an exchange during normal US market not realized until the sale, maturity, or redemption of the ETN5 hours. Investors may be exposed to risk overnight and during other non-trading hours. Additionally, investors may be exposed to risk How does an ETN work? when the ETN is trading but the market on which the underlying An ETN is a debt security, representing a promise by the issuer to index is based is closed. pay a return linked to the performance of a specified index, less Issuer Credit Risk. Investors are exposed to issuer credit risk fees and applicable costs. Because of this structure, the indicative when investing in any debt security, including ETNs. It is possible value of an ETN has no tracking error to its underlying index.6 Unlike that an issuer may not be able to meet its obligations on the an ETF, there are no underlying assets held to which the investor ETNs as they become due. has recourse. See the next page for a detailed comparison of ETFs and ETNs. 1 iPath ETNs are senior, unsecured debt securities of Barclays Bank PLC. Senior: in the event of default or insolvency, investors in senior debt are repaid before all debts subordinated to the senior debt and all equities. Unsecured: there is no direct collateral asset on which senior debt investors have a claim in case of default or insolvency. 2 With short sales, an investor faces the potential for unlimited losses as the security’s price rises. 3 Subject to any applicable redemption charge and applicable minimum amount. See relevant prospectus for further information. 4 Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. 5 Holders of currency ETNs generally realize ordinary income upon sale, redemption or maturity. For more information regarding the U.S. federal income tax treatment of iPath ETNs, see the relevant prospectus or visit www.iPathETN.com to access a Tax FAQ. 6 Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. 7 Diversification does not protect against market risk. 8 Please refer to the relevant prospectus for further information about the risks of investing in a particular ETN. Barclays

Both ETNs and ETFs provide investors access to the returns of various market benchmarks. The biggest difference is that ETNs are debt securities, whereas ETFs are typically funds that hold a portfolio of securities. Other differences and similarities include: ETN ETF Liquidity Daily on exchange, subject to trading market Daily on exchange, subject to trading market Registration Securities Act of 1933 Investment Company Act of 1940 Recourse Issuer credit Portfolio of securities Principal risk Market and issuer risk Market risk Tracking Error* Minimal to none Low Tax Issues Capitol gains only realized upon the sale, redemption or Potential exposure to capital gains and maturity of the ETN. No dividend distributions. Interest losses of portfolio, although creation/ paid only on ETNs designed to pay a periodic coupon. redemption mechanism works to minimize this. Dividends and interest income passes through to shareholders. Transparency Performance of ETNs generally depends on the return Performance of ETFs generally depends of the underlying index, less applicable fees and costs. on the return on a portfolio of securities There is not an underlying portfolio of securities that of instruments held by the fund, less investors have recourse to. applicable fees and costs. Holdings of the fund are disclosed by the fund sponsor. Accessibility Access through any brokerage account (certain firms Access through any brokerage account may have restrictions on product availability on their (certain firms may have restrictions on platforms) product availability on their platforms) Institutional size redemption Daily to the issuer, subject to minimum Daily via custodian, subject to minimum redemption amount redemption amount Short sales Yes, on an uptick or a downtick Yes, on an uptick or a downtick Find out what makes iPath ETNs different at www.iPathETN.com Selected Risk Considerations Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on An investment in the iPath ETNs described herein (the “ETNs”) involves the series) ETNs of the same series at one time in order to exercise your right risks. Selected risks are summarized here, but we urge you to read the more to redeem your ETNs on any redemption date. You may only redeem your detailed explanation of risks described under “Risk Factors” in the applicable ETNs on a redemption date if we receive a notice of redemption from you by prospectus supplement and pricing supplement. certain dates and times as set forth in the pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to Uncertain Tax Treatment: Significant aspects of the tax treatment of the any change in the level of the underlying index between the inception date ETNs are uncertain. You should consult your own tax advisor about your own and the applicable valuation date. Additionally, if the level of the underlying tax situation. index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity Barclays Bank PLC has filed a registration statement (including or upon redemption, even if the value of such index has increased or a prospectus) with the SEC for the offering to which this decreased, as the case may be. Because the ETNs are subject to an investor communication relates. Before you invest, you should read the fee and any other applicable costs, the return on the ETNs will always be prospectus and other documents Barclays Bank PLC has filed lower than the total return on a direct investment in the index components. with the SEC for more complete information about the issuer The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. and this offering. You may get these documents for free by Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an Barclays Capital Inc. to send you the prospectus if you request it obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends by calling toll-free 1-877-764-7284, or you may request a copy on the ability of Barclays Bank PLC to satisfy its obligations as they come from any other dealer participating in the offering. due. As a result, the actual and perceived creditworthiness of Barclays Bank BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on The ETNs may be sold throughout the day on the exchange through any its obligations, you may not receive any amounts owed to you under the brokerage account. Commissions may apply and there are tax consequences terms of the ETNs. in the event of sale, redemption or maturity of ETNs. A Trading Market for the ETNs May Not Develop: Although the ETNs are ©2011–2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and listed on NYSE Arca, a trading market for the ETNs may not develop and the the iPath logo are registered trademarks of Barclays Bank PLC. All other liquidity of the ETNs may be limited, as we are not required to maintain any trademarks, servicemarks or registered trademarks are the property, and listing of the ETNs. used with the permission, of their respective owners. 4010_PRD_v03HK_7/13 No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Not FDIC Insured No Bank Guarantee May Lose Value Ip-0699-0713